TERMS
March 17, 2015
Duties

Consultant
Susan M. Byrne (“Consultant”) will act in a consulting role to promote the business interests of Westwood Holdings Group, Inc., a Delaware corporation (the “Company,” and together with Consultant, the “Parties”).

Vice Chairman of Board	Consultant will serve as Vice Chairman of the Board of Directors of the Company (the “Board”), subject to the provisions of Annex B.

Member of UCITS Board	Consultant will serve as a member of the board of directors of Westwood Investments Funds PLC (the “UCITS Board”), subject to the provisions of Annex B.

Term	Five years beginning on July 1, 2015 and ending on July 1, 2020. The term, as may be earlier terminated under these Terms, is referred to as the “Engagement.”
Compensation

Consultant	An annual fee of $250,000 during the Engagement (the “Consultant Fee”).

Vice Chairman of Board
An annual fee and annual award of restricted stock (each award, a “Board Stock Award”) commensurate with annual fees and awards of restricted stock paid to other members of the Board during Consultant’s service on the Board.

Member of UCITS Board	An annual fee commensurate with annual fees paid to other members of the UCITS Board during Consultant’s service on the UCITS Board.

Benefits	Office space adjacent to the Company’s headquarters in Dallas, Texas;
Reasonable access to the services of Denise Vermett (or a comparable administrative assistant) as a part-time assistant while Consultant is working adjacent to the Company’s headquarters;
Payment of Medicare and supplemental premiums; and
Bloomberg and computer support.

Non-Competition	The Parties will be bound by the provisions set forth in Annex A.

Legal Provisions	The Parties will be bound by the provisions set forth in Annex B.
These TERMS set forth the binding obligations of the Company and Consultant in connection with the Engagement and the other matters set forth herein. The provisions of Annexes A and B, attached hereto, are incorporated by reference into, and form part of, these Terms.
These TERMS are executed by the Parties as of the date first written above.
WESTWOOD HOLDINGS GROUP, INC.,
a Delaware corporation

By: /s/ Richard M. Frank
Name:    Richard M. Frank
Title:    Chairman, WHG Compensation Committee

CONSULTANT

/s/ Susan M. Byrne
Susan M. Byrne
ANNEX A
Confidentiality, Non-Competition and Non-Solicitation
Consultant understands that the Company has given Consultant in the course of her prior employment with the Company, and the Company will continue to give Consultant during the Engagement, substantial access to its client goodwill and Confidential Information (as defined below), and that Consultant therefore is in a position to have a material adverse impact on these business interests in the event that Consultant engages in activities that are competitive with the Company. Accordingly, Consultant agrees to the following covenants:
1.Beginning on the date of these Terms and ending on the later of (i) July 1, 2020 and (ii) the date that is six (6) months after the Engagement terminates for any reason (it being understood that the expiration of the Engagement on July 1, 2020 shall not constitute termination for any reason) (the “Non-Compete Period”), Consultant will not, directly or indirectly, for Consultant’s own account, or in any capacity on behalf of any third person or entity, whether as an officer, director, employee, partner, joint venturer, consultant, investor or otherwise, engage, or assist others engaged, in whole or in part, in any business that provides trust, financial planning, investment management or investment advisory services or products that are competitive with those provided by the Company. Any investment Consultant may make in such a business will not be considered a violation of this covenant if (i) the stock of such business is publicly traded, (ii) Consultant’s equity interest in such business does not exceed five (5) percent of the aggregate outstanding equity interests of such business, and (iii) Consultant does not participate in the management, policy making or operational affairs of such business. If the Engagement terminates for any reason prior to the expiration of the Non-Compete Period, the Company will continue to pay the Consultant Fee for the remainder of the Non-Compete Period, pro rata for any partial years (the “Non-Compete Payment”).
2.Beginning on the date of these Terms and ending on the later of (i) the last day of the Non-Compete Period and (ii) the date that is one (1) year after the Engagement terminates for any reason, Consultant will not, directly or indirectly: (i) induce any client of the Company or any consultant retained by any client of the Company to terminate or limit its business relationship with the Company or withdraw (or cause the withdrawal of) any funds managed by the Company; (ii) call upon, solicit or provide trust, financial planning, investment management or investment advisory services for or on behalf of (1) any clients of the Company for whom Consultant performed services, or with whom Consultant had contact, during her prior employment or engagement with the Company or the Engagement; or (2) any potential client of the Company that the Company was actively soliciting, and which solicitation activities Consultant participated in or had knowledge of, within the six-month period prior to the termination of the Engagement; (iii) recruit, solicit or induce any employee or consultant of the Company to terminate his or her employment or other relationship with the Company, or hire or engage any such person to perform services for any other person or entity; or (iv) materially violate any then applicable Securities and Exchange Commission rule or regulation or Global Investment Performance Standards (GIPS) relating to the use of the investment performance of any fund or account managed by the Company in any materials that are distributed in newspapers, magazines, or in other public media, or in brochures, letters, or any other written or electronic material addressed to more than one prospective client.
3.Consultant acknowledges that (i) the activities prohibited by the provisions of this Annex A are reasonable in light of the nature of the Engagement and the legitimate interests of the Company or any of its respective subsidiaries or affiliates (collectively, the “Westwood Group”) in protecting its Confidential Information and client goodwill and (ii) in the event that Consultant breaches these Terms, the Company will not have an adequate monetary remedy and, therefore, will suffer irreparable damage. Consultant therefore agrees that, in addition to any other remedies available to it, the Company will be entitled to an injunction restraining Consultant from committing or continuing any violation of these Terms without the necessity of posting any bond. In addition, Consultant agrees that if Consultant breaches the provisions of this Annex A, (i) the Company will be entitled to enforce Consultant’s compliance for a period equal to the duration of the specific restriction that Consultant has breached and (ii) any unvested Board Stock Award immediately will be rescinded and Consultant automatically will forfeit any rights she may have with respect to the shares of restricted stock covered by such Board Stock Award as of the date of such breach.
“Confidential Information” includes, but is not limited to, unique investment approaches, sales and marketing programs and materials, marketing and business strategies, client lists and profile data, investment advisory contracts and fee schedules, trademarks, technical information, computer software programs and electronic information, financial and other information concerning its operations, business history and other information concerning clients and prospective clients of the Westwood Group, and the existence and substance of business discussions, negotiations, or agreements between the Westwood Group and any third party; provided, however, that Confidential Information will not include information that (i) becomes generally available to the public through no unauthorized act of Consultant, or (ii) is received by Consultant from a third party which received the information lawfully.

ANNEX B
Legal Provisions
1.Standard of Conduct. Consultant will be bound by, and perform her duties under these Terms, in accordance with applicable laws, rules and regulations and the Company’s Code of Business Conduct (as if she were a “Covered Person” thereunder).
2.Status and Relationship of Parties.
a.Consultant’s relation to the Westwood Group under these Terms will be that of an independent contractor. Nothing in these Terms will be construed or implied to create any agency, partnership, joint venture, or employee/employer relationship, or any other relationship not specifically described in these Terms. Consultant is not authorized under these Terms to enter into any contract on behalf of the Westwood Group or bind the Westwood Group without the express prior written approval of the Company. Except as explicitly provided in these Terms, Consultant will not be entitled under or as a result of these Terms to participate in any plans, arrangements, programs, policies or distributions by the Westwood Group.
b.Consultant agrees that she will be responsible for any and all taxes imposed on or with respect to her business and any and all payments and other consideration received by her pursuant to these Terms (collectively, the “Consideration”), and Consultant will defend, hold harmless, and indemnify the Westwood Group from and against any and all liabilities, obligations, claims, demands, losses, costs and expenses (including reasonable attorneys’ fees of attorneys of the Company’s own choosing) with respect to any tax liability imposed on or with respect to the Consideration.
3.Service on Board and UCITS Board. Consultant will serve as Vice Chairman of the Board in accordance with the Amended and Restated Bylaws of the Company, as may be amended from time to time. Consultant will be nominated for reelection as a member of the Board at each annual meeting of stockholders of the Company held after the date of these Terms and before the end of the Engagement, subject to (i) the good faith discretion of the Governance/Nominating Committee, (ii) the policies as may be adopted by the Governance/Nominating Committee from time to time and (iii) this Section 3 of Annex B. If nominated, Consultant will stand for reelection and, if elected, Consultant will serve as Vice Chairman of the Board. The Company will use reasonable efforts to cause Consultant to be nominated for reelection as a member of the UCITS Board on an annual basis, subject to this Section 3 of this Annex B. If nominated, Consultant will stand for reelection, and, if elected, Consultant will serve as a member of the UCITS Board. Upon the termination of the Engagement, Consultant will immediately resign, and may, or may not, be nominated for reelection, as (i) Vice Chairman of the Board, (ii) a member of the Board or (iii) a member of the UCITS Board. Effective as of July 1, 2015, Consultant hereby resigns as Director, Global Initiatives of the Company and Chairman of the Board.
4.Survival; Severability and Reform. All applicable provisions of these Terms will survive the termination of the Engagement for any reason or the expiration of the term of these Terms. Such provisions will also survive any change in Consultant’s position or the terms of Consultant’s engagement or with the Company. If any provision of these Terms is held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of these Terms will not be affected by that holding, and there will be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
5.Entire Agreement. These Terms contain the entire understanding between the Parties and supersede all prior written and prior and contemporaneous oral agreements or understandings between them relating to the subject matter of these Terms. No modification or addition to these Terms or waiver or cancellation of any provision in these Terms will be valid except by a writing signed by the Party to be charged therewith.
6.Waiver. No delay or omission by the Company in exercising any right under these Terms will operate as a waiver of that or any other or right. No waiver of any right under these Terms will be effective unless in writing and signed by an authorized representative of the Party against whom enforcement is sought. A waiver or consent given on any one occasion will be effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
7.Assignment and Benefit. These Terms will be binding on Consultant and Consultant’s heirs and the Company will have the right to assign these Terms to its successors and assigns (including, without limitation, to a purchaser of all or substantially all of its equity or assets), and all covenants in these Terms will inure to the benefit of and be enforceable by such successors and assigns. Consultant may not assign these Terms to anyone.
8.Notices. Any notice that the Company or Consultant is required to give the other under these Terms will be given by personal delivery, recognized overnight courier service, or certified mail, return receipt requested, addressed as follows:
If to the Company:            With a copy (which will not constitute notice) to:
Westwood Holdings Group, Inc.    Norton Rose Fulbright LLP
200 Crescent Court, Suite 1200    2200 Ross Avenue, Ste. 2900
Dallas, Texas 75201             Dallas, Texas 75201-2784
Attention: Chief Executive Officer    Attention: Corporate Section Head
Telecopy No.: (214) 756-6979    Telecopy No.: (214) 855-8200

If to Consultant:                 With a copy (which will not constitute notice) to:
Susan M. Byrne

The address of any Party set forth above may be changed by such Party by delivering notice of such change to the other Party. Any notice mailed will be deemed to have been given and received on the third business day following the date of deposit in the United States mail. The date of actual delivery of any notice under this Section 8 of Annex B will be deemed to be the date of receipt thereof.
9.Counterparts. These Terms may be executed in counterparts and delivered via facsimile, email or other electronic means, each of which will be deemed an original, and all of which together will constitute one and the same original instrument.
10.Choice of Law; Jurisdiction; Venue. These Terms will be deemed to have been made in the State of Texas, and these Terms will be governed by and construed under the laws of Texas, without giving effect to conflict of law principles. Consultant hereby consents without limitation to the jurisdiction of any state or federal court in Dallas County, Texas in connection with any action arising out of or related to these Terms, and waives any right to object to any such forum as inconvenient or to object to venue in Dallas County.

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